Exhibit 10.36

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (the “Assignment”) is made and entered into this day of December, 2022 by and between GA HIA, LLC, a Colorado limited liability company (“Assignor”), and MATTHEW R. CRADDOCK, AS TRUSTEE UNDER THE MATTHEW R. CRADDOCK IRREVOCABLE TRUST DATED NOVEMBER 5, 2020, a Colorado Irrevocable Trust (“Assignee”).

RECITALS:

WHEREAS, Assignor, as “Seller”, and Assignee, as “Buyer” entered into that certain Contract to Buy and Sell Real Estate, dated December 20, 2022 (the “Agreement”), for the purchase and sale of 5% undivided interest in certain property located in Gainesville, Hall County, Georgia (the “Premises”); and WHEREAS, in connection with the consummation of the transaction contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing recitals arc hereby incorporated in the body of this Assignment as if fully rewritten and restated herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2. Assignment of Leases. Assignor hereby sells, transfers and assigns to Assignee a 5% undivided interest in and to the Lease and any and all guaranties made in connection with the Lease (the “Lease TIC Interest”).

3. Assignment of Security Deposits. Assignor hereby sells, transfers and assigns to Assignee a 5% undivided interest in and to the security deposits held by Assignor pursuant to the Lease, if any (collectively, the “Security Deposits”).

4. Assumption of Obligations. Assignee hereby accepts the assignment of the Lease TIC Interest and the Security Deposits subject to the terms and conditions hereof, and from and after the date hereof, Assignee hereby assumes and shall be jointly and severally liable with Assignor in accordance with the terms of that certain Tenancy In Common Agreement between the parties of even date herewith for those obligations imposed on the lessor or landlord under the Lease, which obligations first arise or accrue after the date hereof.

5. Assignor’s Indemnification. Assignor hereby indemnifies, protects, defends and holds Assignee, Assignee’s and their partners, officers, directors and shareholders and all of their respective successors and assigns harmless from any and all losses and liabilities, both known and unknown, present and future, at law or in equity and arising out of, by virtue of, or related in any way to, the breach by Assignor of (or Assignor’s failure to timely perform) any or all of the obligations imposed on the lessor or the landlord under the Lease, which obligations accrue as a result of events first occurring on or prior to the date hereof.

6. Counterparts. This Assignment may be executed in one or more identical counterparts, all of which, when taken together shall constitute one and the same instrument.

7. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State in which the Premises are located.

8. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first above written.

ASSIGNOR:

GA HIA, LLC, a Colorado limited liability company

By:	/s/ Robert B. Mudd
Robert B. Mudd, Manager

ASSIGNEE:

/s/ Matthew R. Craddock
Matthew R. Craddock, as Trustee under the Matthew R. Craddock Irrevocable Trust Dated November 5, 2020